Exhibit 10.1

INTEGRA TEST AND INTELLECTUAL PROPERTY
OPTION AGREEMENT

This INTEGRA TEST AND INTELLECTUAL PROPERTY OPTION AGREEMENT (this "Agreement") is entered into and executed as of April ___________, 2014 by and between the following parties: LAYNE CHRISTENSEN COMPANY, a Delaware corporation ("Seller") and NEXT FUEL, INC., a Nevada corporation ("Buyer").

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Sold Assets (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Seller and Buyer (hereinafter collectively referred to as the "Parties" and individually as a "Party"), in consideration acknowledged herein, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.   "Intellectual Property" means any and all patents, copyrights, trade secrets, firmware, trade or service names and marks and other legal rights to own and/or use, or to exclude others from ownership or use, (and all applications for any of the foregoing) that primarily relate to the INTEGRA Systems, including without limitation, the patents described in Schedule 1.1; all information (oral or written) related to the INTEGRA Systems, including, but not limited to, research reports and all technological data and information on designs, calculations, drawings, manufacturing processes, quality controls, experiments, installation measurements and tests, operation, and maintenance, method sheets, test and manufacturing specifications, vendor lists and vendor data; and all inventions, proprietary data, information know-how, show-how, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, whether known, owned or controlled by, or licensed (with the right to sublicense) to, Seller, relating exclusively to the INTEGRA Systems.

1.2.   "Knowledge of Seller" means the actual knowledge of Chris Benten, Bob Sloan and Kent Wartick.

1.3.   "Sold Assets" means (a) INTEGRA Disk Water Filtration Systems, modules, disks and spare parts described on Schedule 1.3(a) hereto (collectively the "INTEGRA Systems" and individually an "INTEGRA System"), (b) all Intellectual Property of Seller, and (c) all rights protecting the rights of Seller to the Sold Assets.

ARTICLE II

DELIVERY, TESTING AND PURCHASE OPTION

2.1.    On or around October 30, 2013, Seller made one 4-Module INTEGRA System (the "Test System") available to Buyer at Seller's office located at 5931 Brittmoore Rd, Houston, TX 77041, and Buyer took possession of the Test System. Buyer paid Seller One Hundred Thousand ($100,000) Dollars (USD), which shall not be refundable to Buyer. Buyer shall maintain insurance on the Test System with Seller listed as loss payee, and Buyer shall bear the risk of loss or damage to the Test System.

2.2.    Buyer shall provide weekly, written status updates to Seller regarding the testing. If requested by Buyer, Seller shall provide technical advice and assistance to Buyer on an hourly basis equal to $75 per hour. If Buyer requires disks of sizes other than 20 micron for testing purposes, Buyer shall bear the cost of such other disks.

2.3.    Seller hereby grants Buyer an option (the "Purchase Option") to purchase the Sold Assets (including the Test System) for the exercise price of Eight Hundred Thousand ($800,000) Dollars (the "Exercise Price"). The Purchase Option shall expire at 5:00 PM Mountain Time April 29, 2014 (the "Expiration Date").

2.4.    Buyer may exercise the Purchase Option by providing Seller with written notice of exercise at any time on or before 5:00 PM on the Expiration Date, which written notice shall be irrevocable (the "Option Exercise"). The date the notice is provided is hereinafter referred to as the "Exercise Date.")

2.5.    Upon the Option Exercise, Buyer shall have a binding legal obligation to pay Seller the Exercise Price as follows:

(a)     One Hundred Fifty Thousand ($150,000) Dollars (USD) within fifteen (15) days after the Exercise Date at which time title shall pass from Seller to Buyer for Two (2) 4-Module INTEGRA Systems, together with a non-exclusive, free, perpetual, worldwide, irrevocable, transferable license for all Intellectual Property of Seller required for Buyer to be able to use and/or sell such INTEGRA Systems. One of such INTEGRA Systems shall be the Test System;

(b)     Two Hundred Thousand ($200,000) Dollars (USD) within forty-five (45) days after the Exercise Date at which time title shall pass from Seller to Buyer for Two (2) 4-Module INTEGRA Systems, together with a non-exclusive, free, perpetual, worldwide, irrevocable, transferable license for all Intellectual Property of Seller required for Buyer to be able to use and/or sell such INTEGRA Systems;

(c)     Two Hundred Thousand ($200,000) Dollars (USD) within seventy-five (75) days after the Exercise Date at which time title shall pass from Seller to Buyer for Two (2) 4-Module INTEGRA Systems, together with a non-exclusive, free, perpetual, worldwide, irrevocable, transferable license for all Intellectual Property of Seller required for Buyer to be able to use and/or sell such INTEGRA Systems;

(d)     Two Hundred Thousand ($200,000) Dollars (USD) within one hundred and five (105) days after the Exercise Date at which time title shall pass from Seller to Buyer for Two (2) 4-Module INTEGRA Systems, together with a non-exclusive, free, perpetual, worldwide, irrevocable, transferable license for all Intellectual Property of Seller required for Buyer to be able to use and/or sell such INTEGRA Systems; and

2

(e)    Fifty Thousand ($50,000) Dollars (USD) within one hundred thirty-five (135) days after the Exercise Date at which time title shall pass from Seller to Buyer for One (1) 2-Module INTEGRA System, One (1) 1-Module INTEGRA System, and all the remaining Sold Assets, including the Intellectual Property as well as extra modules, disks, and spare parts, together with a non-exclusive, free, perpetual, worldwide, irrevocable, transferable license for all Intellectual Property of Seller required for Buyer to be able to use and/or sell such INTEGRA Systems.

If any of the foregoing payment dates are not a business day, the payment due date shall be the next business day after such payment date.

2.6.    Other than the Sold Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller that are not primarily related to the INTEGRA Systems, and all such other assets and properties shall be excluded from the Sold Assets, including, without limitation: (a) the consideration received by Seller pursuant to this Agreement, (b) the rights of Seller under this Agreement, and (c) the Layne name and all rights, licenses, copyrights, trademarks, logos, patents and related intellectual property that are owned by or associated with Seller or its business, or registered with any agent or under any other authority of Seller, in each case that are not primarily related to the Test Systems (the LAYNE name, trademarks and logos, collectively, the "Excluded Marks").

2.7.    Upon the Option Exercise, Seller agrees without additional payment by Buyer to (i) maintain the confidentiality of the Intellectual Property, (ii) cease all use of the Sold Assets and not facilitate the use of the Sold Assets by any third parties, and (iii) make the particular items of the Sold Assets available to Buyer for transport at Seller's office located at 5931 Brittmoore Rd, Houston, TX 77041 as Buyer makes payment of the related installment of the Exercise Price as described in Section 2.5.

2.8.    In connection with the Option Exercise, the Parties agree that Buyer is not assuming any liabilities or other obligations of the Seller other than liabilities and obligations that arise from Buyer's use or sale of each item included in the Sold Assets on or after the date title to that item of the Sold Assets passes to Buyer as described in Section 2.5 (collectively, the "Post-Sale Liabilities").

2.9.    In connection with the Option Exercise, Buyer shall maintain insurance on the Sold Assets and shall bear the risk of loss or damage to the Sold Assets.

2.10.  Title to the Sold Assets shall immediately and automatically transfer from Seller to Buyer upon payment of installments as described in Section 2.5 herein. At such times, Seller shall execute and deliver to Buyer an Assignment Agreement in the form of Exhibit A attached to this Agreement.

3

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Buyer as follows:

3.1.      Seller is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full legal capacity, power and authority to enter into and execute this Agreement.

3.2.      Seller has good and marketable title to the INTEGRA Systems and to all Intellectual Property included in the Sold Assets, and at the time of transfer of title to Buyer as described herein will be free and clear of all liens, and no one except the Seller has any license or other right to use or acquire any of the Sold Assets.

3.3.      Seller has full right, power and authority to transfer, assign and sell the Sold Assets to Buyer as contemplated by this Agreement and the agreements attached or exhibits to this Agreement and to carry out the terms and provisions of this Agreement and the agreements attached or exhibits to this Agreement without the need for any action, consent, approval or release of any third party, and carrying out of the terms and provisions of this Agreement and the agreements attached or exhibits to this Agreement will not conflict with, or result in a breach of the terms or provisions of, nor be an event of default under, any contract, lease or agreement or other obligation to which any of Seller is bound.

3.4.    This Agreement constitutes a valid and binding agreement enforceable against the Seller in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor's rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.5.     To the Knowledge of Seller, Buyer, by using the Sold Assets, will not infringe any third party's rights or interest.

3.6.     There is no litigation or dispute (including, without limitation by any former employer or customer of Seller) arising from, or relating to, any of the Sold Assets pending, or to the Knowledge of Seller, threatened. To the Knowledge of Seller, there is no basis for any such litigation or dispute, including, without limitation, no basis for a dispute by any former employer of any employee of the Seller.

3.7.     Except for implied non-exclusive licenses to use equipment sold or leased by Seller or to receive water treatment services utilizing the INTEGRA Systems, Seller has not granted any license, sublicense, option or other rights to any of the Sold Assets.

3.8.     All Intellectual Property developed during Seller's ownership of the Sold Assets were original works of Seller.

4

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.      Buyer is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has full legal capacity, power and authority to enter into and execute this Agreement.

4.2.      Buyer has full right, power and authority to carry out the terms and provisions of this Agreement and the agreements attached or exhibits to this Agreement without the need for any action, consent, approval or release of any third party, and carrying out of the terms and provisions of this Agreement and the agreements attached or exhibits to this Agreement will not conflict with, or result in a breach of the terms or provisions of, nor be an event of default under, any contract, lease or agreement or other obligation to which Buyer is bound.

4.3.      This Agreement and the exhibits to this Agreement, when executed and delivered, constitute the lawful, valid and binding obligations of Buyer and is enforceable against Buyer in accordance with its terms.

4.4.      The financial statements of Buyer that are included in documents filed by Buyer with the Securities and Exchange Commission on or after December 23, 2013 do not contain any misstatements of material facts and do not omit to state any material facts which are required to make facts stated not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.      Seller hereby grants to Buyer a non-exclusive license of the Intellectual Property for the sole purpose of conducting the tests contemplated by this Agreement on the Test System. Test results shall be the property of Buyer but must be held confidential unless and until the Buyer exercises the Purchase Option as described in Section 2.4 of this Agreement; Buyer shall share the test results with Seller within two business days of the test(s). Upon the Option Exercise, such license shall expand to enable Buyer to market and sell the INTEGRA Systems as title to the INTEGRA Systems passes to Buyer under Section 2.5; provided, however, such license shall automatically be revoked and terminated, and Buyer agrees to immediately cease any use of the Intellectual Property, including the use, marketing, and sale of INTEGRA Systems, if Buyer fails to make a timely payment of the Exercise Price as set forth in Section 2.5.

5.2.      Title to the Intellectual Property shall remain with Seller until Buyer has paid in full the Exercise Price to Seller, at which time title will pass to Buyer.

5.3.      If the Purchase Option expires without being exercised by Buyer, Buyer will return the Test System to Seller at Buyer's expense by any reasonable means chosen by Buyer. If any damage occurs to the Test System prior to the return of the Test System to Seller's location, Buyer will compensate Seller for such damage to the Test System. If the Test System is damaged beyond repair, Buyer shall pay $250,000 to Seller.

5

5.4.      Seller hereby agrees to indemnify and hold harmless Buyer from any liability, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or connected with any breach by Seller of any representation, warranty or agreement of Seller in this Agreement or in any exhibit to this Agreement.

5.5.      Buyer hereby agrees to indemnify and hold harmless the Seller from any liability, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or connected with (i) any breach by Buyer of any representation, warranty or agreement of Buyer in this Agreement or in any exhibit to this Agreement and/or (ii) any claim by any third party against Seller arising out of, or related to, any liability or obligation that was assumed by Buyer under this Agreement.

5.6.      Each Party shall execute and deliver, from time to time after the date hereof upon the reasonable request of the other Party, such further conveyance instruments, and take such further actions, as may be necessary or desirable to carry out the intent and purposes of this Agreement.

5.7.      Sales, use and other transfer taxes with respect to the Sold Assets shall be the responsibility of Buyer.

5.8.      Seller and Buyer acknowledge that the Excluded Marks appear on some of the Sold Assets. Buyer shall obtain no right, title, interest, or license to use the Excluded Marks. Buyer shall, within 30 days after the date that title to that item of the Sold Assets passes to Buyer as described in Section 2.5, remove the Excluded Marks from, or cover completely the Excluded Marks on, such item of the Sold Assets, and provide written verification thereof to Seller promptly after completing such removal or covering. Buyer shall not conduct any business or offer any goods or services under the Excluded Marks. Buyer shall not send, or cause to be sent, any correspondence or other materials to any person on any stationery that contains any Excluded Marks or otherwise operate the Sold Assets in any manner which would or might confuse any person into believing that Buyer has any right, title, interest, or license to use the Excluded Marks.

5.9.      The Exercise Price has been established taking into consideration the condition of the Sold Assets, and Buyer acknowledges and agrees that to the maximum extent permitted by law, the sale of the Sold Assets to Buyer is made on an "AS IS" condition and basis, with all faults, and that Seller has no obligation to make repairs, replacements or improvements. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING THE VALUE, CONDITION OR SUITABILITY OF THE SOLD ASSETS.

6

ARTICLE VI

MISCELLANEOUS

The Parties further agree as follows:

6.1.    Notices. All necessary notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if (i) hand-delivered or (ii) one (1) business day after deposited with a reputable overnight courier service, addressed as follows or addressed to such other addresses as any Party shall designate from time to time by giving written notice in accordance with the provisions of this subsection:

(a)	If to Seller:

1800 Hughes Landing Boulevard, Suite 700
The Woodlands, TX 77380
Attn: President of Energy Services

with copy to:

1800 Hughes Landing Boulevard, Suite
700 The Woodlands, TX 77380
Attn: General Counsel

(b)	If to Buyer:

821 Frank Street
Sheridan, WY 82801
Attn: Chief Executive Officer

6.2.     Expenses. The Parties agree to pay the cost of their own legal fees and other expenses incurred in the negotiation, drafting, execution and consummation of this Agreement and the closing of any purchase hereunder.

6.3.      Governing Law. This Agreement is governed by Delaware law, without regard to principles that govern conflicts of law or choice of jurisprudence.

6.4.     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

6.5.     Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6.      Amendment; Waiver. This Agreement may be amended, modified or terminated only by a written instrument duly executed by the Buyer and the Seller. A Party's obligations under this Agreement may be waived only by a written instrument duly executed by the Buyer and the Seller.

6.7.    Entire Agreement. With respect to the subject matter hereof, this Agreement, including the schedules and exhibits to this Agreement, contains the entire understanding of the Parties and there are no agreements or undertakings between the Parties other than as expressly set forth in this Agreement. With respect to its subject matter, this Agreement supersedes any prior understanding or agreements of the Parties. There are no conditions precedent or subsequent to the effectiveness of this Agreement except as stated in or incorporated by reference into this Agreement. All prior negotiations, understandings, terms and conditions are merged in this Agreement.

7

6.8.      Third Parties. Nothing in this Agreement shall be construed as giving any person, firm, or other entity other than the Parties to this Agreement and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any of its provisions.

6.9.      Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement, and their respective heirs and legal representatives. This Agreement may not be assigned by any Party. A change of control of 30% or more of a Party shall constitute an assignment.

6.10.    Specific Performance. Each Party agrees that it will be irreparably damaged in the event that this Agreement is not specifically enforced and, accordingly, all obligations to perform under this Agreement by any Party hereto, shall be enforceable by the other Party hereto by a decree of specific performance.

6.11.    Construction. This Agreement is the result of negotiations between the Parties and their respective counsel. This Agreement shall not be construed more strictly against one Party than any other because it may have been drafted by either Party or its counsel and each Party hereby acknowledges and agrees that it has contributed substantially and materially in the negotiation and drafting of this Agreement.

6.12.    Delay Not Waiver. Any delay in enforcing a Party's right under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except only as to an express written and signed waiver to a specific matter for a specific period of time.

6.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The Parties agree that facsimile or electronic signatures shall be as effective as if originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

8

IN WITNESS WHEREOF, the Parties have caused this Test System and Intellectual Property Option Agreement to be executed in such form as to be binding, all as of the day and year first above written.

SELLER:

LAYNE CHRISTENSEN COMPANY, a Delaware corporation

By:	/s/ Kent M. Wartick
Name: KENT M. WARTICK
Its: DIVISION PRESIDENT

BUYER:

NEXT FUEL, INC., Nevada corporation, (SEAL)

By:	/s/ Robert Craig
Name: Robert Craig
Its: Chief Executive Officer

9

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1	Intellectual Property

Schedule 1.3(a)	INTEGRAL Systems

Exhibit A	Assignment Agreement

10

EXHIBIT A

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this "Assignment"), made and entered into as of the ______ day of __________________, 20__, by and between Layne Christensen Company, a Delaware corporation (hereinafter "Seller") and NEXT FUEL, INC., a Nevada corporation (hereinafter "Buyer"). All capitalized terms if not defined in this Assignment shall have the meanings set forth in the Option Agreement (as defined below).

WITNESSETH:

WHEREAS, pursuant to an INTEGRA Test and Intellectual Property Option Agreement dated _________________, 2014 (the "Option Agreement"), Buyer has exercised its Purchase Option to purchase all of Seller's right, title, and interest in and to all of Sold Assets and has paid an installment payment of $___________ of the Exercise Price to Seller; and

WHEREAS, the Parties wish to evidence the sale and assignment of the Sold Assets by executing and delivering this Assignment;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby mutually acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.1       Conveyance of Rights. Seller hereby transfers, grants, conveys, assigns, and relinquishes exclusively to the Buyer all of Seller's right, title, and interest in and to the following Sold Assets, in perpetuity (or for the longest period of time otherwise permitted by law): _____________.

1.2        Benefit. This Assignment shall be binding upon and shall inure to the benefit of the Parties, and their respective heirs and legal representatives. This Agreement may not be assigned by any Party, but this provision shall not limit Buyer's right to transfer any of the Sold Assets, including Intellectual Property.

1.3        Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The Parties agree that facsimile or electronic signatures shall be as effective as if originals.

[REMAINDER OF PAGE LEFT BLANK]

11

IN WITNESS WHEREOF, the Parties have executed this Assignment Agreement as of the day and year first above written.

SELLER:

LAYNE CHRISTENSEN COMPANY, a Delaware corporation

By:
Name:
Its:

BUYER:

NEXT FUEL, INC., a Nevada corporation (SEAL)

By:
	Name:	Robert Craig
	Its:	Chief Executive Officer

12

SCHEDULE 1.1

INTELLECTUAL PROPERTY

1.	U.S. Patent No. 7,288,186 entitled "Filtrate immersed activation assembly for disk filters" issued October 30, 2007 and any and all foreign counterpart patent applications currently existing or filed in the future.

2.	U.S. Patent No. 8,114,287 entitled "Surface purveyed filtration device" issued February 14, 2012 and any and all foreign counterpart patent applications currently existing or filed in the future.

3.	U.S. Patent No. 6,752,920 entitled "Integral valved filter" issued June 22, 2004 and any and all foreign counterpart patent applications currently existing or filed in the future.

4.	U.S. Patent No. 8,303,825 entitled "Surface purveyed filtration process" issued November 6, 2012 and any and all foreign counterpart patent applications currently existing or filed in the future.

5.	U.S. Trademark Registration No. 4134263, "I"

6.	U.S. Trademark Registration No. 4134264, "INTEGRA"

13

SCHEDULE 1.3(a)

Omitted Due to Reasons of Confidentiality

14